SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE TO
(RULE 13e-4)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934

BROADCOM CORPORATION
(NAME OF SUBJECT COMPANY (ISSUER))

BROADCOM CORPORATION
(NAME OF FILING PERSON (OFFEROR))

CERTAIN OPTIONS TO PURCHASE CLASS A OR CLASS B COMMON STOCK,
PAR VALUE $0.0001 PER SHARE,
HAVING AN EXERCISE PRICE PER SHARE OF $23.58 OR MORE
(TITLE OF CLASS OF SECURITIES)

111320 10 7
(CUSIP NUMBER OF CLASS OF SECURITIES)
(UNDERLYING COMMON STOCK)

DAVID A. DULL, ESQ.
VICE PRESIDENT OF BUSINESS AFFAIRS,
GENERAL COUNSEL AND SECRETARY
BROADCOM CORPORATION
16215 ALTON PARKWAY
IRVINE, CALIFORNIA 92618-3616
(949) 450-8700
(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
COMMUNICATIONS ON BEHALF OF FILING PERSON)

COPIES TO:
ROD J. HOWARD, ESQ.
WEIL, GOTSHAL & MANGES LLP
201 REDWOOD SHORES PARKWAY
REDWOOD SHORES, CALIFORNIA 94065
(650) 802-3000

S. JAMES DIBERNARDO, ESQ.
MORGAN, LEWIS, & BOCKIUS LLP
2000 UNIVERSITY AVENUE
EAST PALO ALTO, CALIFORNIA 94303
(650) 331-8000

CALCULATION OF FILING FEE

TRANSACTION VALUATION*	AMOUNT OF FILING FEE

$265,076,771	$21,445

*	As of April 7, 2003. The “transaction valuation” set forth above is based on the Black-Scholes option valuation model, and assumes that all eligible existing options to purchase 57,271,153 shares of common stock of Broadcom Corporation will be tendered and cancelled pursuant to this offer, which is unlikely to occur. The amount of the filing fee, calculated in accordance with H.J. Res. 2, signed by the President on February 21, 2003 and which supersedes Rule 0-11 under the Securities Exchange Act of 1934, as amended, equals $80.90 per $1,000,000 of transaction valuation. The transaction valuation set forth above was calculated for the sole purpose of determining the filing fee, and should not be used or relied upon for any other purpose.

☐	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Not applicable.

Form or Registration No.: Not applicable.

Filing party: Not applicable.

Date filed: Not applicable.

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. ☐

ITEM 1. SUMMARY TERM SHEET.

The information set forth under “Summary Term Sheet” in the Offer to Exchange, dated April 7, 2003 (the “Offer to Exchange”), attached hereto as Exhibit (a)(1), is incorporated herein by reference.

ITEM 2. SUBJECT COMPANY INFORMATION.

(a)  The name of the issuer is Broadcom Corporation, a California corporation (the “Company”), the address of its principal executive offices is 16215 Alton Parkway, Irvine, California 92618-3616, and its telephone number is (949) 450-8700. The information set forth in the Offer to Exchange under Section 11 (“Information Concerning Broadcom”) is incorporated herein by reference.

(b)  This Tender Offer Statement on Schedule TO relates to an offer by the Company to current employees who are in good standing (as defined in the Offer to Exchange) to exchange any and all options to purchase shares of the Company’s Class A common stock, par value $.0001 per share (the “Class A common stock”), and any and all options to purchase shares of the Company’s Class B common stock, par value $.0001 per share (the “Class B common stock”), having an exercise price per share of $23.58 or more which are outstanding under any of the following stock option plans or arrangements:

(i)	the Company’s 1998 Stock Incentive Plan (as amended and restated, the “1998 Plan”); or

(ii)	the Allayer Communications 1997 Equity Incentive Plan; the Altima Communications, Inc. 1997 Stock Option Plan; the AltoCom, Inc. 1997 Stock Plan; the BlueSteel Networks, Inc. 1999 Stock Incentive Plan; the Element 14, Inc. Unapproved Share Option Scheme; the Epigram, Inc. 1996 Stock Plan; the Innovent Systems, Inc. 2000 Stock Option/Stock Issuance Plan; the NewPort Communications, Inc. 1998 Stock Option/Stock Issuance Plan; the Pivotal Technologies Corp. 1998 Stock Option Plan; the Puyallup Integrated Circuit Company Amended and Restated 1996 Stock Option Plan; the ServerWorks Corporation 2000 Long Term Incentive Plan; the ServerWorks 2000 Stock Option Plan 1.1; the SiByte, Inc. 1998 Stock Incentive Plan; the SiByte, Inc. 2000 Key Employee Stock Plan; the Silicon Spice Inc. 1996 Stock Option Plan; the Stellar Semiconductor, Inc. 1997 Stock Option/Stock Issuance Plan; and the Stellar Semiconductor, Inc. 1999 Equity Incentive Plan.

In exchange for eligible options which are vested as of the Expiration Date (as hereinafter defined) of the Offer, tendering option holders will receive newly issued shares of Class A common stock (the “New Shares”), and in exchange for eligible options which are unvested as of the

Expiration Date of the Offer, tendering option holders will receive new options to be granted under the 1998 Plan to purchase shares of Class A common stock (the “New Options”), in each case upon the terms and subject to the conditions set forth in the Offer to Exchange and the related form of Letter of Transmittal attached hereto as Exhibit (a)(2) (the “Letter of Transmittal” and, together with the Offer to Exchange, as they may be amended or supplemented from time to time, the “Offer”). The Offer is currently set to expire at 6:00 p.m. Pacific Time on May 5, 2003 but may be extended (the “Expiration Date”).

The information set forth in the Offer to Exchange on the introductory pages and under “Summary Term Sheet,” Section 1 (“Eligible Participants; Eligible Options; Treatment of Vested Options; Treatment of Unvested Options; Expiration Date”), Section 3 (“Status of Eligible Options That You Do Not Exchange”), Section 6 (“Acceptance of Options for Exchange”) and Section 9 (“Source and Amount of Consideration; Terms of New Shares; Terms of New Options”) is incorporated herein by reference.

(c)  The information set forth in the Offer to Exchange under Section 8 (“Price Range of Common Stock Underlying the Options”) is incorporated herein by reference.

ITEM 3. IDENTITY AND BACKGROUND OF FILING PERSON.

(a)  The Company is the filing person. The information set forth under Item 2(a) above is incorporated herein by reference. The information set forth in Schedule I (“Information Concerning the Directors and Executive Officers of Broadcom Corporation”) is incorporated herein by reference.

ITEM 4. TERMS OF THE TRANSACTION.

(a)  The information set forth in the Offer to Exchange on the introductory pages and under “Summary Term Sheet,” Section 1 (“Eligible Participants; Eligible Options; Treatment of Vested Options; Treatment of Unvested Options; Expiration Date”), Section 3 (“Status of Eligible Options That You Do Not Exchange”), Section 4 (“Procedures for Tendering Options”), Section 5 (“Withdrawal Rights”), Section 6 (“Acceptance of Options for Exchange”), Section 7 (“Certain Conditions of the Offer”), Section 9 (“Source and Amount of Consideration; Terms of New Shares; Terms of New Options”), Section 10 (“New Options Will Differ from Tendered Options”), Section 13 (“Status of Options That We Acquire in the Offer; Accounting Consequences of the Offer”), Section 14 (“Legal Matters and Regulatory Approvals Relating to the Exchange Offer”), Section 15 (“Material U.S. Federal Income Tax Consequences”), Section 16 (“Extension of Offer; Termination; Amendment”), Section 19 (“Miscellaneous”), Appendix A (“Summary of Terms of New Options Compared with the Terms of the Eligible Options That We Will Exchange and Cancel”), Appendix B (“Summary of International Tax Issues”) and Appendix C (“Treatment of Assumed ServerWorks Corporation Options”) is incorporated herein by reference.

(b)  The information set forth in the Offer to Exchange under Section 12 (“Interests of Directors and Officers; Transactions and Arrangements Concerning the Options”) is incorporated herein by reference.

ITEM 5. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND ARRANGEMENTS.

(e)  The information set forth in the Offer to Exchange under Section 12 (“Interests of Directors and Officers; Transactions and Arrangements Concerning the Options”) is incorporated herein by reference.

ITEM 6. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

(a)  The information set forth in the Offer to Exchange under Section 2 (“Purpose of the Offer”) is incorporated herein by reference.

(b)  The information set forth in the Offer to Exchange under Section 6 (“Acceptance of Options for Exchange”) and Section 13 (“Status of Options That We Acquired in the Offer; Accounting Consequences of the Offer”) is incorporated herein by reference.

(c)  The information set forth in the Offer to Exchange under Section 2 (“Purpose of the Offer”) is incorporated herein by reference.

ITEM 7. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

(a)  The information set forth in the Offer to Exchange under Section 9 (“Source and Amount of Consideration; Terms of New Shares; Terms of New Options”) and Section 17 (“Fees and Expenses”) is incorporated herein by reference.

(b)  The information set forth in the Offer to Exchange under Section 7 (“Certain Conditions of the Offer”) is incorporated herein by reference.

(d)  Not applicable.

ITEM 8. INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

(a)  The information set forth in the Offer to Exchange under Section 12 (“Interests of Directors and Officers; Transactions and Arrangements Concerning the Options”) and the information set forth in the Company’s Preliminary Proxy Statement filed on March 27, 2003 under the heading “Ownership of Securities” is incorporated herein by reference.

(b)  The information set forth in the Offer to Exchange under Section 12 (“Interests of Directors and Officers; Transactions and Arrangements Concerning the Options”) is incorporated herein by reference.

ITEM 9. PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

(a)  Not applicable.

ITEM 10. FINANCIAL STATEMENTS.

(a)  The information set forth in the Offer to Exchange under Section 11 (“Information Concerning Broadcom”) and Section 18 (“Additional Information”), and on pages F-1 through F-38 of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2002 is incorporated herein by reference.

(b)  Not applicable.

ITEM 11. ADDITIONAL INFORMATION.

(a)  The information set forth in the Offer to Exchange under Section 12 (“Interests of Directors and Officers; Transactions and Arrangements Concerning the Options”) and Section 14 (“Legal Matters and Regulatory Approvals Relating to the Exchange Offer”) is incorporated herein by reference.

(b)  Not applicable.

ITEM 12. EXHIBITS.

(a)(1)	Offer to Exchange, dated April 7, 2003.
(a)(2)	Form of Letter of Transmittal.
(a)(3)	Letter to Employees, dated April 7, 2003.
(a)(4)	Enclosure Letter to Letter of Transmittal, dated April 7, 2003.
(a)(5)	Form of Acknowledgement of Receipt of Letter of Transmittal.
(a)(6)	Web Modeling Tool Posted on Broadcom’s intranet.
(a)(7)	Broadcom Corporation Annual Report on Form 10-K for its fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission (the “Commission”) on March 31, 2003, is incorporated herein by reference.
(a)(8)	Press Release, dated April 7, 2003.
(b)	Not applicable.
(d)(1)	Broadcom Corporation 1998 Stock Incentive Plan, as amended and restated through March 21, 2003, is incorporated herein by reference from Exhibit 10.4 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Commission on March 31, 2003.
(d)(2)	Form of Cancellation/Regrant Program Notice of Grant of Stock Option under the Broadcom Corporation 1998 Stock Incentive Plan is incorporated herein by reference from the like numbered exhibit of the Company’s Schedule TO filed with the Commission on May 24, 2001.
(d)(3)	Form of Cancellation/Regrant Program Non-Exempt Employee Notice of Grant of Stock Option under the Broadcom Corporation 1998 Stock Incentive Plan is incorporated herein by reference from the like numbered exhibit of the Company’s Schedule TO filed with the Commission on May 24, 2001.
(d)(4)	Form of Cancellation/Regrant Program Stock Option Agreement under the Broadcom Corporation 1998 Stock Incentive Plan is incorporated herein by reference from the like numbered exhibit of the Company’s Schedule TO filed with the Commission on May 24, 2001.
(d)(5)	Form of Cancellation/Regrant Program Non-Exempt Employee Stock Option Agreement under the Broadcom Corporation 1998 Stock Incentive Plan is incorporated herein by reference from the like numbered exhibit of the Company’s Schedule TO filed with the Commission on May 24, 2001.
(d)(6)	Allayer Communications 1997 Equity Incentive Plan, as amended, is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on January 10, 2001.
(d)(7)	Altima Communications, Inc. 1997 Stock Option Plan, as amended, is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on November 2, 2000.
(d)(8)	AltoCom, Inc. 1997 Stock Plan is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on September 23, 1999.
(d)(9)	BlueSteel Networks, Inc. 1999 Stock Incentive Plan is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on March 23, 2000.
(d)(10)	Element 14 Unapproved Share Option Scheme is incorporated herein by reference to the Company’s Registration Statement on Form S-8 filed with the Commission on December 11, 2000.
(d)(11)	Epigram, Inc. 1996 Stock Plan, as amended, is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on June 9, 1999.
(d)(12)	Innovent Systems, Inc. 2000 Stock Option/Stock Issuance Plan is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on November 2, 2000.

(d)(13)	NewPort Communications, Inc. 1998 Stock Option/Stock Issuance Plan is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on November 9, 2000.
(d)(14)	Pivotal Technologies Corp. 1998 Stock Option Plan is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on July 10, 2000.
(d)(15)	Puyallup Integrated Circuit Company Amended and Restated 1996 Stock Option Plan is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on November 2, 2000.
(d)(16)	ServerWorks Corporation 2000 Long Term Incentive Plan is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on April 6, 2001.
(d)(17)	ServerWorks Corporation Stock Option Plan 1.1, as amended and restated, is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on April 6, 2001.
(d)(18)	SiByte, Inc. 1998 Stock Incentive Plan, as amended, is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on January 10, 2001.
(d)(19)	SiByte, Inc. 2000 Key Employee Stock Plan is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on January 10, 2001.
(d)(20)	Silicon Spice Inc. 1996 Stock Option Plan (as amended through February 29, 2000) is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on November 9, 2000.
(d)(21)	Stellar Semiconductor, Inc. 1997 Stock Option/Stock Issuance Plan is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on March 23, 2000.
(d)(22)	Stellar Semiconductor, Inc. 1999 Equity Incentive Plan is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on March 23, 2000.
(d)(23)	Merger Agreement and Plan of Reorganization by and among the Company, RCC Acquisition Corp., Reliance Computer Corp., and the other parties signatory thereto dated as of January 5, 2001 is incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 31, 2001.
(d)(24)	Services Agreement for Stock Benefits Management Services dated March 21, 2003 between UBS PaineWebber, Inc. and the Company.*
(g)	Not applicable.
(h)	Not applicable.

* to be filed by amendment.

ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3.

(a) Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

BROADCOM CORPORATION

By:	/s/ WILLIAM J. RUEHLE
William J. Ruehle
Vice President and Chief Financial Officer

Date: April 7, 2003

INDEX OF EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION

(a)(1)	Offer to Exchange, dated April 7, 2003.
(a)(2)	Form of Letter of Transmittal.
(a)(3)	Letter to Employees, dated April 7, 2003.
(a)(4)	Enclosure Letter to Letter of Transmittal, dated April 7, 2003.
(a)(5)	Form of Acknowledgement of Receipt of Letter of Transmittal.
(a)(6)	Web Modeling Tool Posted on Broadcom’s intranet.
(a)(7)	Broadcom Corporation Annual Report on Form 10-K for its fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission (the “Commission”) on March 31, 2003, is incorporated herein by reference.
(a)(8)	Press Release, dated April 7, 2003.
(b)	Not applicable.
(d)(1)	Broadcom Corporation 1998 Stock Incentive Plan, as amended and restated through March 21, 2003, is incorporated herein by reference from Exhibit 10.4 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Commission on March 31, 2003.
(d)(2)	Form of Cancellation/Regrant Program Notice of Grant of Stock Option under the Broadcom Corporation 1998 Stock Incentive Plan is incorporated herein by reference from the like numbered exhibit of the Company’s Schedule TO filed with the Commission on May 24, 2001.
(d)(3)	Form of Cancellation/Regrant Program Non-Exempt Employee Notice of Grant of Stock Option under the Broadcom Corporation 1998 Stock Incentive Plan is incorporated herein by reference from the like numbered exhibit of the Company’s Schedule TO filed with the Commission on May 24, 2001.
(d)(4)	Form of Cancellation/Regrant Program Stock Option Agreement under the Broadcom Corporation 1998 Stock Incentive Plan is incorporated herein by reference from the like numbered exhibit of the Company’s Schedule TO filed with the Commission on May 24, 2001.
(d)(5)	Form of Cancellation/Regrant Program Non-Exempt Employee Stock Option Agreement under the Broadcom Corporation 1998 Stock Incentive Plan is incorporated herein by reference from the like numbered exhibit of the Company’s Schedule TO filed with the Commission on May 24, 2001.
(d)(6)	Allayer Communications 1997 Equity Incentive Plan, as amended, is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on January 10, 2001.
(d)(7)	Altima Communications, Inc. 1997 Stock Option Plan, as amended, is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on November 2, 2000.
(d)(8)	AltoCom, Inc. 1997 Stock Plan is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on September 23, 1999.
(d)(9)	BlueSteel Networks, Inc. 1999 Stock Incentive Plan is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on March 23, 2000.

EXHIBIT
NUMBER	DESCRIPTION

(d)(10)	Element 14 Unapproved Share Option Scheme is incorporated herein by reference to the Company’s Registration Statement on Form S-8 filed with the Commission on December 11, 2000.
(d)(11)	Epigram, Inc. 1996 Stock Plan, as amended, is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on June 9, 1999.
(d)(12)	Innovent Systems, Inc. 2000 Stock Option/Stock Issuance Plan is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on November 2, 2000.
(d)(13)	NewPort Communications, Inc. 1998 Stock Option/Stock Issuance Plan is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on November 9, 2000.
(d)(14)	Pivotal Technologies Corp. 1998 Stock Option Plan is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on July 10, 2000.
(d)(15)	Puyallup Integrated Circuit Company Amended and Restated 1996 Stock Option Plan is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on November 2, 2000.
(d)(16)	ServerWorks Corporation 2000 Long Term Incentive Plan is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on April 6, 2001.
(d)(17)	ServerWorks Corporation Stock Option Plan 1.1, as amended and restated, is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on April 6, 2001.
(d)(18)	SiByte, Inc. 1998 Stock Incentive Plan, as amended, is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on January 10, 2001.
(d)(19)	SiByte, Inc. 2000 Key Employee Stock Plan is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on January 10, 2001.
(d)(20)	Silicon Spice Inc. 1996 Stock Option Plan (as amended through February 29, 2000) is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on November 9, 2000.
(d)(21)	Stellar Semiconductor, Inc. 1997 Stock Option/Stock Issuance Plan is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on March 23, 2000.
(d)(22)	Stellar Semiconductor, Inc. 1999 Equity Incentive Plan is incorporated herein by reference to the Company’s registration statement on Form S-8 filed with the Commission on March 23, 2000.
(d)(23)	Merger Agreement and Plan of Reorganization by and among the Company, RCC Acquisition Corp., Reliance Computer Corp., and the other parties signatory thereto dated as of January 5, 2001 is incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 31, 2001.
(d)(24)	Services Agreement for Stock Benefits Management Services dated March 21, 2003 between UBS PaineWebber, Inc. and the Company.*
(g)	Not applicable.
(h)	Not applicable.

* to be filed by amendment.